As filed with the Securities and Exchange Commission on March 18, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

American Pharmaceutical Partners, Inc.
(Exact name of registrant as specified in its charter)

Delaware	68-0389419
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

11777 San Vicente Boulevard, Suite 550
Los Angeles, California 90049
(Address of principal executive offices)

American Pharmaceutical Partners, Inc. Savings and Retirement Plan
(Full title of the Plan(s))

Patrick Soon-Shiong, M.D.
President and Chief Executive Officer
American Pharmaceutical Partners, Inc.
11777 San Vicente Boulevard, Suite 550
Los Angeles, California 90049
(310) 826-8505
(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Charles S. Farman, Esq.
Morrison & Foerster LLP
400 Capitol Mall, Suite 2600
Sacramento, California 95814
(916) 448-3200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.001 par value per share	100,000 shares	$18.97	$1,897,000	$153.47

(1)		Represents the shares of common stock of American Pharmaceutical Partners, Inc. that may be offered or sold pursuant to the American Pharmaceutical Partners, Inc. Savings and Retirement Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)		Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(3)		Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Nasdaq National Market on March 12, 2003.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

          The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by American Pharmaceutical Partners, Inc. (the “Registrant”) with the Commission are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001, which includes audited financial statements for the Registrant’s latest fiscal year;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on August 2, 2002 and March 12, 2003;

(d)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above; and

(e)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statements on Form 8-A (File No. 000-33407) and the section entitled “Description of Capital Stock” contained in the Registrant’s Registration Statement on Form S-1 (No. 333-70900), filed with Commission, including any amendment or report filed for the purpose of updating such description.

          All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

          Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.  Article VIII of the Registrant’s bylaws also provides for mandatory indemnification of its directors, executive officers, employees and agents to the fullest extent permissible under Delaware law.

          Section 7 of the Registrant’s certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.  Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders.  These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

          The Registrant has entered into an agreement with each of its directors and executive officers that requires the Registrant to indemnify such persons against any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment thereunder, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

          The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

          In addition, the Plan provides that the Registrant will indemnify the members of the Administrative Committee of the Plan (employees of the Registrant) for any and all loss resulting from liability to which they may become subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in administering the Plan, including any expenses reasonably incurred in their defense.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Auditors

24.1	Power of Attorney (included on signature page)

          The Registrant has submitted or will submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and to make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

                            (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                            (2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, American Pharmaceutical Partners, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 4, 2003.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ PATRICK SOON-SHIONG

Patrick Soon-Shiong, M.D.
Chief Executive Officer and President

POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Patrick Soon-Shiong, M.D., Derek J. Brown and Jeffrey M. Yordon, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PATRICK SOON-SHIONG	Chairman of the Board of Directors, President and Chief Executive Officer	March 4, 2003
(Principal Executive Officer)
Patrick Soon-Shiong, M.D.

/s/ NICOLE S. WILLIAMS	Chief Financial Officer (Principal Financial and Accounting Officer)	March 4, 2003

Nicole S. Williams

/s/ DEREK J. BROWN	Director	March 5, 2003

Derek J. Brown

/s/ JEFFREY M. YORDON	Director	March 4, 2003

Jeffrey M. Yordon

/s/ DAVID S. CHEN	Director	March 4, 2003

David S. Chen, Ph.D.

/s/ STEPHEN D. NIMER	Director	March 11, 2003

Stephen D. Nimer, M.D.

/s/ LEONARD SHAPIRO	Director	March 3, 2003

Leonard Shapiro

/s/ KIRK K. CALHOUN	Director	March 3, 2003

Kirk K. Calhoun

THE PLAN.  Pursuant to the requirements of the Securities Act, the American Pharmaceutical Partners, Inc. Savings and Retirement Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, State of Illinois on this 5th day of March, 2003.

AMERICAN PHARMACEUTICAL PARTNERS, INC. SAVINGS AND RETIREMENT PLAN

By:	/s/ MIA IGYARTO

Mia Igyarto
Plan Administrator

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Auditors

24.1	Power of Attorney (included on signature page)